Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 1, 2013

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2013 RESULTS

Cleveland, Ohio, May 1, 2013 - NACCO Industries, Inc. (NYSE: NC) today announced income from continuing operations of $4.4 million, or $0.53 per diluted share, on revenues of $196.1 million for the 2013 first quarter, compared with income from continuing operations of $4.7 million, or $0.57 per diluted share, on revenues of $173.7 million in the first quarter of 2012.
As a result of NACCO's spin-off of its materials handling subsidiary in September 2012, the attached financial statements and related 2012 financial information in this news release have been reclassified to reflect the materials handling subsidiary's operating results as discontinued operations.
Consolidated EBITDA from continuing operations for the first quarter of 2013 and the trailing twelve months ended March 31, 2013 was $12.5 million and $82.7 million, respectively. EBITDA from continuing operations in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 10.
The Company's cash position was $96.9 million as of March 31, 2013 compared with $139.9 million as of December 31, 2012. Debt as of March 31, 2013 was $173.6 million compared with $177.7 million as of December 31, 2012, and $114.2 million as of March 31, 2012.

NACCO and Subsidiaries Consolidated First Quarter Highlights
Key perspectives on NACCO's first quarter results are as follows:

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North American Coal's first quarter 2013 net income increased to $9.6 million from $9.2 million in the first quarter of 2012. The favorable effect of higher royalty income, increased deliveries at the Mississippi Lignite Mining Company and the limerock dragline mining operations and lower income tax expense was mostly offset by an operating loss at Reed Minerals, higher operating expenses at the Mississippi Lignite Mining Company and an increase in employee-related and outside services costs.

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Hamilton Beach's net income for the first quarter of 2013 was $1.5 million compared with $1.0 million in the first quarter of 2012. The increase was primarily the result of increased sales of higher-margin products, favorable foreign currency movements and lower interest expense, partially offset by a moderate increase in product costs and higher selling, general and administrative expenses.

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Kitchen Collection's first quarter 2013 net loss increased to $3.3 million from a net loss of $2.8 million in the first quarter of 2012 primarily as a result of reduced sales and a shift in mix to lower margin products at Kitchen Collection® comparable stores.

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NACCO and Other, which includes parent company operations, had a net loss from continuing operations of $2.0 million in the first quarter of 2013 compared with a net loss from continuing operations of $1.5 million in the first quarter of 2012. The increase in the net loss was primarily due to the reduction in management fees charged to the subsidiaries partially offset by a decrease in employee-related costs, both as a result of the spin-off of the materials handling subsidiary in September 2012.

Detailed Discussion of Results

North American Coal - First Quarter Results
North American Coal's net income for the first quarter of 2013 was $9.6 million on revenues of $51.1 million compared with net income of $9.2 million on revenues of $24.3 million for the first quarter of 2012. The first quarter 2013 financial results include $16.7 million of revenues and a net loss of $1.1 million from the Reed Minerals operations, which were acquired on August 31, 2012.
North American Coal's deliveries for the first quarters of 2013 and 2012 are as follows:

	2013	2012
Coal deliveries (tons)	(in millions)
Consolidated mines	1.1	0.8
Unconsolidated mines	7.0	6.6
Total coal deliveries	8.1	7.4
Limerock deliveries (cubic yards)	6.3	3.7
Revenues increased in the first quarter of 2013 compared with the first quarter of 2012 primarily due to the Reed Minerals acquisition and an increase in tons delivered at the Mississippi Lignite Mining Company as a result of fewer outage days at a customer's power plant compared with the first quarter of 2012. An increase in deliveries at the limerock dragline mining operations and higher royalty income also contributed to the improvement in first quarter 2013 revenues.
Net income in the first quarter of 2013 increased slightly compared with the first quarter of 2012. The favorable effect of higher royalty income, increased deliveries at the Mississippi Lignite Mining Company and the limerock dragline mining operations and lower income tax expense was mostly offset by an operating loss at Reed Minerals due to sales which were below expectations, partially as a result of inclement weather that led to operational mining delays, and higher operating expenses at the Mississippi Lignite Mining Company as increased production levels resulted in fewer costs being capitalized into inventory in 2013 compared with 2012. An increase in employee-related and outside services costs also unfavorably affected 2013 first quarter net income.

North American Coal - Outlook
Steam coal tons delivered in 2013 are expected to increase over 2012 at both the consolidated and unconsolidated mining operations provided customers achieve currently planned power plant operating levels. Increased deliveries at the Mississippi Lignite Mining Company are expected to continue longer-term as a result of improved operation of the customer's power plant, which is now under new ownership. In addition, Demery Resources Company's Five Forks Mine commenced delivering coal to its customer in 2012 and is expected to increase production in 2013, with full production levels expected to be reached in late 2015 or in 2016.
Near-term metallurgical coal sales for Reed Minerals are expected to be below the company's initial expectations. Full year 2013 demand for steel is expected to increase at a slower pace than 2012. Also, limerock deliveries are expected to decrease in 2013 compared with 2012 as customer requirements are expected to decline moderately beginning in the second half of 2013. Royalty income is expected to be modestly lower in 2013 compared with 2012.
Unconsolidated mines currently in development are expected to continue to generate modest income in 2013. The company's four mines in development are also not expected to be at full production for several years. Liberty Fuels is eventually expected to produce approximately 4.5 million tons of lignite coal annually for Mississippi Power Company's new Kemper County Energy Facility currently being built in Mississippi. The project is on track for initial coal deliveries in mid-2014. In February 2013, the mining permit needed to commence mining operations at the Caddo Creek Resources Company's project in Texas was issued. Caddo Creek expects to begin making initial coal deliveries in 2014. In January 2013, the mining permit needed to commence mining operations at the Camino Real Fuels project in Texas was issued. Camino Real Fuels expects initial deliveries in the latter half of 2014, and expects to mine approximately 3.0 million tons of coal annually when at full production. Coyote Creek Mining Company is developing a lignite mine in Mercer County, North Dakota, from which it expects to deliver approximately 2.5 million tons of coal annually beginning in May 2016.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2013. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the anticipated construction of a new mine.
Overall, North American Coal expects net income in 2013 to decrease from 2012 primarily due to the absence of pre-tax gains from asset sales of approximately $7.0 million during 2012. Excluding the effect of the asset sales, operating results are expected to be comparable with 2012. Cash flow before financing activities for 2013 is expected to be higher than 2012, but not at the levels of 2011 due to an anticipated increase in capital expenditures at the Mississippi Lignite Mining Company and at the Reed Minerals operations. The capital expenditures associated with the Reed Minerals operations were designed as part of the Reed Minerals acquisition plan to reduce costs and increase capacity.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new or expanded coal mining projects, which include prospects for power generation, coal-to-liquids, coal-to-chemicals, coal gasification, coal drying and other clean coal technologies. Also, the company views its acquisition of Reed Minerals as the first step in a metallurgical coal strategic initiative which includes coal exports. North American Coal also continues to pursue additional non-coal mining opportunities, principally in aggregates, and international value-added mining services projects, particularly in India.

Hamilton Beach - First Quarter Results
Hamilton Beach reported net income of $1.5 million for the first quarter of 2013 on revenues of $106.2 million, compared with net income of $1.0 million for the first quarter of 2012 on revenues of $104.9 million.
Revenues increased modestly in the first quarter of 2013 compared with the first quarter of 2012 primarily due to increased unit sales volumes of lower-priced products mainly in the U.S. consumer retail market. The improvement in revenue was partially offset by lower unit sales volumes in the Canadian and international consumer markets.
Net income in the first quarter of 2013 increased slightly compared with the 2012 first quarter. The improvement was primarily the result of increased sales volumes of higher-margin products, favorable foreign currency movements due to the strengthening of the Mexican peso and Canadian dollar and lower interest expense, partially offset by a moderate increase in product costs and higher selling, general and administrative expenses. The increase in operating expenses was mainly due to additional costs incurred to execute Hamilton Beach's five strategic initiatives, partially offset by lower professional fees.

Hamilton Beach - Outlook
Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial and economic concerns. As a result, sales volumes in the middle-market portion of the U.S. small kitchen appliance market in which Hamilton Beach participates are projected to grow only moderately in 2013 compared with 2012. International and commercial product markets are expected to grow reasonably in 2013 compared with 2012.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines. Hamilton Beach expects The Scoop®, the Two-Way Brewer and the DurathonTM iron product line, all introduced in late 2011, as well as the FlexBrewTM launched in late 2012, to continue to gain market position as broader distribution is attained over time. The company is continuing to introduce innovative products in several small appliance categories. In the first quarter of 2013, Hamilton Beach launched the Hamilton Beach® Breakfast Sandwich Maker, which provides an innovative and convenient way for consumers to cook breakfast sandwiches quickly at home. These products, as well as other new product introductions in the pipeline for 2013, are expected to increase both revenues and operating profit. As a result of these new products, the company's solid position in commercial and international markets, and execution of the company's strategic initiatives, Hamilton Beach expects to increase volumes and revenues in 2013 compared with 2012 at more than the 2013 market forecast rate of increase.
Overall, Hamilton Beach expects full year 2013 net income to be comparable to 2012 as anticipated increases in profit from increased revenues are forecasted to be largely offset by expected increases in operating expenses to support Hamilton Beach's strategic initiatives. Product and transportation costs are currently expected to remain comparable to 2012. However, Hamilton Beach continues to monitor commodity costs closely and intends to adjust product prices and product placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach expects 2013 cash flow before financing activities to be moderately lower than in 2012 due to increased working capital.
Longer term, Hamilton Beach will work to take advantage of the potential to improve return on sales through economies of scale derived from market growth and a focus on its five strategic growth initiatives: (1) enhancing its placements in the North America consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best in class retailer support and increased consumer content and engagement, (3) achieving further penetration of the global Commercial market through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings in these markets, increasing focus on offering products designed specifically for those market needs and expanding distribution channels and sales and marketing capabilities and (5) entering the "only the best" market with a strong brand and broad product line. During the first quarter of 2013, Hamilton Beach continued to make strides in the execution of its strategic initiatives and expects to continue to do so over the remainder of 2013.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $3.3 million on revenues of $39.7 million for the first quarter of 2013 compared with a net loss of $2.8 million on revenues of $45.3 million for the first quarter of 2012.

Revenues declined at Kitchen Collection primarily as a result of a decrease in comparable store sales at both Kitchen Collection® and Le Gourmet Chef® stores and the loss of sales from closing unprofitable Kitchen Collection® and Le Gourmet Chef® stores since March 31, 2012, partially offset by sales from newly opened Kitchen Collection® stores. The decline in comparable store sales was primarily due to a decrease in store transactions and fewer customer visits, partially offset by improvements in the average sales transaction value. The decline in revenue was partially offset by sales at newly opened Kitchen Collection® stores.
At March 31, 2013, Kitchen Collection® operated 255 stores compared with 270 stores at March 31, 2012. Le Gourmet Chef® operated 44 stores at March 31, 2013 compared with 57 stores at March 31, 2012. At year-end 2012, Kitchen Collection® and Le Gourmet Chef® operated 261 and 51 stores, respectively.
The increase in Kitchen Collection's first quarter 2013 net loss was primarily the result of reduced sales and a shift in mix to lower margin products at Kitchen Collection® comparable stores.

Kitchen Collection - Outlook
Kitchen Collection believes consumer traffic to outlet mall locations continued to decline in the first quarter of 2013 and prospects for the balance of 2013 remain uncertain. The middle market consumer remains under pressure due to financial and economic concerns, and those concerns are expected to continue to dampen consumer sentiment and limit consumer spending levels by Kitchen Collection's target customer in 2013. In addition, the company expects to maintain a lower number of stores through much of 2013 than in 2012. As a result, Kitchen Collection expects 2013 revenues to decrease compared with 2012.
Overall, Kitchen Collection expects modest net income for the 2013 full year and positive cash flow before financing activities compared with a net loss and essentially break even cash flow before financing in 2012. The net effect of the closing of a number of stores early in 2013 and the anticipated opening of new stores during the second half of 2013 are expected to contribute to improved results over the remainder of 2013. Also, enhanced sales per store and product margins are expected as a result of improvements in store formats and layouts, and further refinements of promotional offers and merchandise mix at both the Kitchen Collection® and Le Gourmet Chef® stores. During 2012, Kitchen Collection reformatted many of its stores, which resulted in higher up-front costs during 2012 and the liquidation of a substantial amount of inventory, both of which are not expected to recur in 2013. These new formats are expected to gain traction and improve margins and income in 2013.
Longer term, Kitchen Collection plans to focus on comparable store sales growth around a sound store portfolio. Kitchen Collection expects to accomplish its goals by enhancing sales volume and profitability through continued refinement of its formats and ongoing review of specific product offerings, merchandise mix, store displays and appearance, while improving inventory efficiency and store inventory controls. The company will also continue to evaluate and, as lease contracts permit, close underperforming and loss-generating stores. In the near term, Kitchen Collection expects to concentrate its growth on increasing the number of Kitchen Collection® stores, with store expansion expected to be focused on identifying the best positions in the best outlet malls for Kitchen Collection® stores. Kitchen Collection also expects to explore other growth opportunities in textiles and e-commerce.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 2, 2013 at 9:30 a.m. eastern time. The call may be accessed by dialing (888) 680-0879 (Toll Free) or (617) 213-4856 (International), Pass code: 77537967, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 9, 2013. The online archive of the broadcast will be available on the NACCO Industries website.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) the successful integration of the Reed Minerals acquisition, (2) changes in the demand for and market prices of metallurgical coal produced at the Reed Minerals operations, (3) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (6) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (7) weather or equipment problems that could affect deliveries to customers, (8) changes in the power industry that would affect demand for North American Coal's reserves, (9) changes in the costs to reclaim current North American Coal mining areas, (10) costs to pursue and develop new mining opportunities, (11) legal challenges related to Mississippi Power's Kemper County Energy Facility in Mississippi, (12) changes or termination of a long-term mining contract, or a customer default under a contract and (13) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen

Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores, (7) increased competition and (8) changes in health care benefits that could adversely affect costs or required staffing levels.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation, NACCO's predecessor company, mines and markets steam and metallurgical coal for use in power generation and steel production and provides selected value-added mining services for other natural resources companies. North American Coal celebrated 100 years in business on February 18, 2013. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2013	2012
	(In thousands, except per share data)

Revenues	$196,052	$173,679
Cost of sales	149,791	128,160
Gross Profit	46,261	45,519
Earnings of unconsolidated mines	12,098	12,006
Operating Expenses
Selling, general and administrative expenses	50,991	49,416
Loss on sale of assets	346	41
Operating Profit	7,022	8,068
Other (income) expense
Interest expense	1,304	1,707
Income from other unconsolidated affiliates	(391)	(351)
Closed mine obligations	405	334
Other	(133)	(372)
Income Before Income Taxes	5,837	6,750
Income tax provision	1,415	2,038
Income From Continuing Operations	4,422	4,712

Discontinued Operations, net-of-tax	—	20,538
Net Income	$4,422	$25,250

Basic Earnings per Share:
Continuing operations	$0.53	$0.57
Discontinued operations, net-of-tax	—	2.44
Basic Earnings Per Share	$0.53	$3.01

Diluted Earnings per Share:
Continuing operations	$0.53	$0.57
Discontinued operations, net-of-tax	—	2.43
Diluted Earnings per Share	$0.53	$3.00

Cash Dividends per Share	$0.2500	$0.5325

Basic Weighted Average Shares Outstanding	8,360	8,379
Diluted Weighted Average Shares Outstanding	8,399	8,394

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2013	2012
	(In thousands)
Revenues
North American Coal	$51,147	$24,334
Hamilton Beach	106,151	104,940
Kitchen Collection	39,711	45,293
NACCO and Other	—	—
Eliminations	(957)	(888)
Total	$196,052	$173,679

Operating profit (loss)
North American Coal	$11,785	$11,928
Hamilton Beach	2,668	2,151
Kitchen Collection	(4,980)	(4,578)
NACCO and Other	(2,436)	(1,514)
Eliminations	(15)	81
Total	$7,022	$8,068

Income (loss) before income taxes
North American Coal	$11,361	$11,539
Hamilton Beach	2,382	1,675
Kitchen Collection	(5,054)	(4,695)
NACCO and Other	(2,837)	(1,850)
Eliminations	(15)	81
Total	$5,837	$6,750

Income (loss) from continuing operations
North American Coal	$9,591	$9,207
Hamilton Beach	1,501	1,027
Kitchen Collection	(3,267)	(2,817)
NACCO and Other	(2,003)	(1,452)
Eliminations	(1,400)	(1,253)
Total	$4,422	$4,712

Discontinued Operations, net-of-tax	$—	$20,538

Net income	$4,422	$25,250

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
	Quarter Ended
	6/30/12	9/30/12	12/31/12	3/31/13	3/31/13 Trailing 12 Months
	(In thousands)
Net income	$21,712	$38,103	$23,633	$4,422	$87,870
Discontinued operations	(18,269)	(27,728)	—	—	(45,997)
Income taxes provision	1,387	3,299	9,141	1,415	15,242
Interest expense	1,505	1,508	1,357	1,304	5,674
Interest income	(70)	—	(3)	(6)	(79)
Depreciation, depletion and amortization expense	3,364	4,629	6,589	5,372	19,954
EBITDA from continuing operations*	$9,629	$19,811	$40,717	$12,507	$82,664

	Quarter Ended
	6/30/2011	9/30/11	12/31/11	3/31/12	3/31/12 Trailing 12 Months
	(In thousands)
Net income	$19,123	$25,757	$54,353	$25,250	$124,483
Discontinued operations	(17,722)	(17,497)	(24,438)	(20,538)	(80,195)
Income taxes provision	339	2,096	10,925	2,038	15,398
Interest expense	2,149	2,293	1,931	1,707	8,080
Interest income	(77)	(70)	(77)	(79)	(303)
Depreciation, depletion and amortization expense	3,344	5,041	4,396	3,410	16,191
EBITDA from continuing operations*	$7,156	$17,620	$47,090	$11,788	$83,654

*EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before discontinued operations and income taxes, plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

(All amounts are subject to annual audit by our independent registered public accounting firm.)